Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2014 Omnibus Incentive Plan of Spirit AeroSystems Holdings, Inc. of our reports dated February 17, 2023, with respect to the consolidated financial statements of Spirit AeroSystems Holdings, Inc. and the effectiveness of internal control over financial reporting of Spirit AeroSystems Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Wichita, Kansas

May 23, 2023